Exhibit 21.1

Subsidiaries of Opower, Inc.

Opower Devices, Inc. (Delaware, United States)

OPOWER-SG PTE. LTD. (Singapore)

OPOWER-UK Limited (United Kingdom)

Opower Japan Kabushiki Kaisha (Japan)